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                                                                    EXHIBIT 12.1


PNC BANK CORP. AND SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS
  TO FIXED CHARGES


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                                                                                       Year ended December 31
                                    Three months ended       ---------------------------------------------------------------------
Dollars in thousands                    March 31, 1996             1995           1994           1993          1992          1991
- ----------------------------------------------------------------------------------------------------------------------------------
EARNINGS
Income before taxes and cumulative
   effect of changes in accounting
   principles                                 $362,773         $627,012     $1,209,916     $1,140,487      $787,994      $(38,578)
Fixed charges excluding interest on
   deposits                                    285,406        1,487,279      1,104,573        704,228       582,854       613,590
                                            --------------------------------------------------------------------------------------
   Subtotal                                    648,179        2,114,291      2,314,489      1,844,715     1,370,848       575,012
Interest on deposits                           370,983        1,551,816      1,159,242      1,005,658     1,546,576     2,739,565
                                            --------------------------------------------------------------------------------------
   Total                                    $1,019,162       $3,666,107     $3,473,731     $2,850,373    $2,917,424    $3,314,577
                                            ======================================================================================

FIXED CHARGES
Interest on notes and debentures              $164,837         $620,415       $556,432       $316,031      $201,977      $137,323
Interest on borrowed funds                     112,457          834,654        514,133        360,288       353,633       449,107
Amortization of notes and debentures               204              927          1,761          1,418         1,505         1,119
Interest component of rentals                    7,908           31,283         32,247         26,491        25,739        26,041
                                            --------------------------------------------------------------------------------------
   Subtotal                                    285,406        1,487,279      1,104,573        704,228       582,854       613,590
Interest on deposits                           370,983        1,551,816      1,159,242      1,005,658     1,546,576     2,739,565
                                            --------------------------------------------------------------------------------------
   Total                                      $656,389       $3,039,095     $2,263,815     $1,709,886    $2,129,430    $3,353,155
                                            ======================================================================================

RATIO OF EARNINGS TO FIXED CHARGES
Excluding interest on deposits                   2.27x            1.42x          2.10x          2.62x         2.35x          .94x
Including interest on deposits                   1.55             1.21           1.53           1.67          1.37           .99
==================================================================================================================================
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